Exhibit 23.02


                         Consent of Independent Auditors

We consent to the use of our report, dated February 9, 1996, with respect to the consolidated balance sheet of EZ Communications Inc. as of December 31, 1995 and the related consolidated statement of operations, shareholders' equity and cash flows for the two years in the period ended December 31, 1995 included in this Annual Report (Form 10-K) of EZ Communications, Inc. for the year ended December 31, 1996 to be filed with the Securities and Exchange Commission on March 31, 1997.

Our audit also included the 1994 and 1995 financial statement schedule of EZ Communications, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's Management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


ERNST & YOUNG LLP
Washington, D.C.
March 31, 1997